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                                                                    Exhibit 8(a)

                          WEIL, GOTSHAL & MANGES LLP
                               767 Fifth Avenue
                           New York, New York 10153
                                (212) 310-8000



                                January 15, 1999

United Rentals, Inc.
Four Greenwich Office Park
Greenwich, CT 06830

       Re: 6 1/2% Convertible Quarterly Income Preferred Securities
       ============================================================

Ladies and Gentlemen:

           We have acted as counsel to United Rentals, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement (Registration No. 333-64463) on Form S-3 on January 15, 1999 as amended to the date hereof (together with the exhibits thereto, the "Registration Statement"), relating to the registration by the Company of its 6 1/2% Convertible Quarterly Income Preferred Securities (collectively, the "Securities").

           In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Prospectus which is a part thereof (the "Prospectus"), and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

           Based on the foregoing, subject to the next succeeding paragraph, and assuming full compliance with all the terms of the Documents, it is our opinion that the discussion included in the Prospectus under the caption "Certain Federal Income Tax






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United Rentals, Inc.
January 15, 1999



Consequences," insofar as it constitutes statements of law or legal conclusions and except to the extent qualified therein, is accurate in all material respects.

           The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically covered by the foregoing opinion.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        WEIL, GOTSHAL & MANGES LLP



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